Exhibit (10)(iii)(A)(1.1)

AMENDMENT TO

BROADWING INC. SHORT TERM INCENTIVE PLAN

The Broadwing Inc. Short Term Incentive Plan (the “Plan”) is hereby amended, effective as of May 27,2003 and in order to reflect the change in the name of the sponsor of the Plan from Broadwing Inc. to Cincinnati Bell Inc., in the following respects.

1.      The name of the Plan is amended to be the “Cincinnati Bell Inc. Short Term Incentive Plan”.

2.      Subsection 1.1 of the Plan is amended in its entirety to read as follows:

1.1      The purpose of this plan, which shall be named the Cincinnati Bell Inc. Short Term Incentive Plan (the “Plan”) and the sponsor of which is the Company (as defined in subsection 1.2 below), is to provide key executives of the Company and its Subsidiaries (as defined in subsection 1.2 below) with incentive compensation based upon the achievement of specific short term performance goals.

3.      Subsection 1.2 of the Plan is amended in its entirety to read as follows:

1.3      For purposes of the Plan, “Company” refers to Cincinnati Bell Inc. (which corporation was named Broadwing Inc. from April 20, 2000 to May 27, 2003) or, if applicable, any corporate successor to Cincinnati Bell Inc. that results from a merger or similar transaction. Also, for purposes of the Plan, a “Subsidiary” refers to any corporation which is part of an unbroken chain of corporations that begins with the Company and in which each corporation in such chain, other than the Company, has at least 80% of the total combined voting power of all classes of its stock owned by the Company or one of the other corporations in such chain. In addition, for purposes of the Plan, the Company’s “Subsidiaries” refers to each and every Subsidiary in the aggregate.

IN ORDER TO EFFECT THE FOREGOING CHANGES TO THE PLAN, the Plan’s sponsor, Cincinnati Bell Inc., has caused its name to be subscribed to this Plan amendment.

CINCINNATI BELL INC.

By:	/s/ Christopher J. Wilson
Title:	V.P. and General Counsel
Date:	8-15-03